Exhibit 99.1

Actinium Pharmaceuticals, Inc.

Actinium Announces $5 Million Registered Direct Offering of Common Stock

NEW YORK, NY, June 4, 2015 – Actinium Pharmaceuticals, Inc. (“Actinium” or the “Company”) (NYSE MKT:ATNM), a biopharmaceutical company developing innovative targeted payload immunotherapeutics for the treatment of advanced cancers, announced today that it entered into subscription agreements with certain investors to sell approximately $5 million of its common stock in a registered direct offering. Under the terms of the subscription agreements, the Company will issue an aggregate of 1,923,078 shares of the Company’s common stock at a purchase price of $2.60 per share. The offering is expected to close on or about June 10, 2015, subject to the satisfaction of customary closing conditions. This financing was led by investor Dr. Phillip Frost.

Actinium anticipates using the net proceeds for general corporate purposes, including capital expenditures, the advancement of our product candidates in clinical trials, such as Iomab™-B and Actimab-A, preclinical trials, to support licensing activities, and to meet working capital needs.

Laidlaw & Company (UK) Ltd. acted as the sole placement agent with respect to the offering.

The securities were offered pursuant to the Company's effective shelf registration statement previously filed with the Securities and Exchange Commission on Form S-3. A prospectus supplement relating to the offering will be filed with the SEC and will be available free of charge on the SEC's website at www.sec.gov. Copies of the final prospectus relating to the offering may be obtained from Laidlaw & Company (UK) Ltd. 546 Fifth Avenue, New York, NY 10036, Attn: Syndicate Department, telephone: 212-953-4900, email: syndicate@laidlawltd.com, or from the above-mentioned SEC website.

This press release does not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Actinium Pharmaceuticals

Actinium Pharmaceuticals, Inc. (www.actiniumpharma.com) is a New York-based biopharmaceutical company developing innovative targeted payload immunotherapeutics for the treatment of advanced cancers. Actinium's targeted radiotherapy products are based on its proprietary delivery platform for the therapeutic utilization of alpha-emitting actinium-225 and bismuth-213 and certain beta emitting radiopharmaceuticals in conjunction with monoclonal antibodies. The Company's lead radiopharmaceutical Iomab-B will be used, upon approval, in preparing patients for hematopoietic stem cell transplant, commonly referred to as bone marrow transplant. The Company is preparing a single, pivotal, multicenter Phase 3 clinical study of Iomab-B in refractory and relapsed AML patients over the age of 55 with a primary endpoint of durable complete remission. The Company's second program, Actimab-A, is continuing its clinical development in a Phase 1/2 trial for newly diagnosed AML patients over the age of 60 in a single-arm multicenter trial.

Forward-Looking Statement for Actinium Pharmaceuticals, Inc.

This news release contains "forward-looking statements". These statements are based on management's current expectations and involve risks and uncertainties, which may cause actual results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential or financial performance. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Actinium undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:

David Gould, MD

SVP, Finance and Corporate Development

Actinium Pharmaceuticals, Inc.
dgould@actiniumpharma.com